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MSIF Trust
Rule 10f-3 Transactions - Purchase of Securities r by Portfolio From an Underwriting Syndicate in which an Affiliate (*) is a Membe
April 1, 2001 through June 30, 2001




Portfolio (Buyer) Security

Small Cap Value   Peabody Energy Corporation

                  Citizens Communications Company

                  Phoenix Companies, Inc.


Small Cap Growth  Fisher Scientific International inc.

                  Peabody Energy Corporation

                  Rent-A-Center

                  FMC Technologies, Inc.


Mid Cap Growth    Embraer

                  Kraft Foods Inc.


Mid Cap Growth II Inditex

                  Embraer




  *   Morgan Stanley Dean Witter unless otherwise noted.

            Price perTotal % of OffeSecurities Offered
      Shares          Share     Value Purchased (shares)

                    28.002,116,800     0.50% 15,000,000
                 .10  856,680     0.40% 17,500,000
              17.501,949,500     0.23% 48,800,000
      91,400          24.002,193,600     0.76%12,000,000
    16,600          8.00  464,800     0.11%15,000,000
          39,700          42.501,687,250     1.24%3,200,000
         27,000           20.00  540,000     0.24%11,050,000

     398,800            38.9015,513,320    2.39%16,700,000

   14,800            31.00  458,800     0.01%280,000,000


     400           12.73    5,092     0.00%162,600,000

    700         8.90   27,230     0.00%16,700,000


                            25,813,072


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